FieldPoint Petroleum Reports on Progress of New Well in Lea County, New Mexico-Most Recent Production 673 BOPD and 624 MCFPD

Austin, TX (PRNewswire) Jan 19, 2012, FieldPoint Petroleum Corporation (NYSE/AMEX:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #1 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “We have now completed a full month of production from this well and consider the results to be outstanding. The operator has recently changed to a larger choke size, going from a 25 to a 48, and the well pressures and flow rates are holding nicely. On January 17th the oil production was 735 BOPD while natural gas was at a flow rate of 588 MCFPD. Yesterday, oil production was 673 BOPD and gas was up to 624 MCFPD.  At this point we normally stop receiving daily production reports from the operator and consequently will not be reporting as frequently to you.  We will, of course, watch this well with continued interest but we will begin to turn our attention more to the drilling of well #2 on this property and our other exploration and acquisition activities.”

As a reminder, FieldPoint owns a 43.75% working interest in well #1, and will own the same percentage of well #2 and subsequent wells in section 15 of this field.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com